Exhibit 23.1


                 INDEPENDENT REGISTERED ACCOUNTING FIRM CONSENT


To the Board of Directors
Inyx, Inc.

We consent to the incorporation by reference in Form S-8 of Inyx, Inc. (filed on June 26, 2003 file No. 333-106548 and file No. 333-106549) of our report, dated April 9, 2004, except for Note 3 as to which the date is April 1, 2005, on our audit of the consolidated financial statements of Inyx, Inc., formerly known as Doblique, Inc., as of December 31, 2003, as filed with the Securities and Exchange Commission and to all references to our firm included in this Registration Statement.

/s/ Berkovits, Lago & Company, LLP
Fort Lauderdale, Florida
April 8, 2005